Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-84573


                              Prospectus Supplement
                            Dated September 24, 1999

     The Prospectus dated August 13, 1999 relating to the offer for resale of up to $361,000,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s 1.87% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling
Securityholders" table in the Prospectus Supplement dated August 13, 1999:


                                                                Principal Amount
                                                                 of Registered
          Selling Securityholders                                     Notes
-----------------------------------------------------------     ----------------

CALAMOS(R)Convertible Hedge Limited Partnership ...........         $100,000
                                                                    --------
     Total of Above .......................................         $100,000
                                                                    ========
     ------------------


     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the name of the "Excellent Health Plan, Inc." is changed to "Excellus Health Plan, Inc.".

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Delta Airlines Master Trust is reduced from $5,605,000 to $5,380,000. The related footnote is amended to read: "Calamos(R) Asset Management, Inc. manages $4,045,000 of the notes beneficially owned by Delta Airlines Master Trust, and Oaktree Capital Management, LLC manages $1,335,000 of the notes beneficially owned by Delta Airlines Master Trust."

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Raytheon Company Master Pension Trust is reduced from $1,025,000 to $0.